EXHIBIT 10.11

                      COMMERCIAL GUARANTY ASSURANCE, LTD.

                      EXCESS OF LOSS REINSURANCE FACILITY

                      SUMMARY OF TERMS AND CONDITIONS

REINSURED:            Commercial Guaranty Assurance, Ltd., a Bermuda financial
                      guaranty insurance company (the "Company").

REINSURER:            KRE Reinsurance Ltd. (the "Reinsurer").

LIMIT OF LIABILITY:   $20 million during the term of this Facility, with no
                      reinstatement of the limit in the event of loss payments (the "Limit of Liability").

BUSINESS COVERED:     All policies and guaranties written and reinsurance
                      assumed by the Company from the inception of the Company and in effect during the term of this Facility
                      (the "Policies").

                      The covered portfolio shall become fixed, with no new business covered, if:

                        (i) the Company ceases to have a claims-paying ability
                            rating from Duff & Phelps Credit Rating Co. ("DCR") at least in the AA category;

                       (ii) the Company becomes insolvent or has a final order
                            or liquidition, rehabilitation or receivership entered against it; or

                      (iii) there is a Change of Control.

TERRTORY:             Worldwide.

EXCLUSIONS:           The following shall be excluded from coverage:

                        (i) any Policy guarantying a risk that, at the time of
                            issuance, did not conform to the Company's underwriting criteria;

                       (ii) punitive damages or other extracontractural
                            liabilities asserted against the Company;

                      (iii) any payment by the Company in excess of its
                                contractual obligations under a Policy; and

                       (iv) guaranty fund assessments and similar charges.

EFFECTIVE DATE:       Commencement of operations of the Company, which is
                      expected to be June 12, 1997 (the "Effective Date").

MINIMUM RATING:       The Reinsurer shall have at all times a claims-paying
                      ability rating from Standard & Poor's Ratings Services at least in the AA category (the "Minimum Rating").

TERM: Nine years commencing on the Effective Date, unless canceled prior thereto by the Company as provided below.

TERMINATION:          This Facility may be canceled by the Company effective
                      as of the sixth anniversary of the Effective Date or as of any anniversary of the Effective Date thereafter upon not less than 90 days' written notice of cancellation to the Reinsurer. Any such cancellation shall be effective on a "cut-off" basis (meaning that the Reinsurer's liability for losses under this Facility shall cease as of the effective date of any such cancellation).

ATTACHMENT POINT:     The Reinsurer will not be liable under this Facility
                      until (i) the aggregate Net Incurred Losses exceed $210.5
                      million and (ii) Adjusted Surplus is less than $50 million (the "Attachment Point").

DEFINITIONS:          As used herein,

                      "Adjusted Surplus" means, as of any date, the sum of (i) the surplus of the Company as of such date, determined in accordance with SAP, (ii) any amounts paid or reserved by the Company from the Effective Date to such date in respect of (A) any Policy guarantying a risk that, at the time of issuance, did not conform to the Company's underwriting criteria, (B) punitive damages or other extracontractural liabilities asserted against the Company and (C) any payment by the Company in excess of its contractual obligations under a Policy and (iii) uncollectible reinsurance recoverables.

                      "Change of Control" shall mean the acquisition of beneficial ownership of 30% or more of the issued and outstanding common shares of CGA, Ltd. by one or more purchasers acting in concert in a single transaction or in a series of related transactions; provided, however, that "Change of Control" shall not mean an initial public offering of the capital stock of CGA Group, Ltd.

                      "Net Incurred Losses" shall mean losses and loss adjustment expenses paid by the Company or with respect to which the

                      Company has established Reserves, in each case, net of all Reinsurance and Recoveries;

                      "SAP" shall mean statutory accounting principles prescribed or permitted by the insurance regulatory authorities of Bermuda.

                      "US GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

                      "Recoveries" shall mean salvage and subrogation to the extent realized into cash or the equivalent and actually received by the Company;

                      "Reinsurance" shall mean reinsurance contracts, letters of credit or similar obligations

                       (i) for which the Company has received reimbursement
                           for a loss under a Policy or for which such reimbursement is due and owing from a reinsurance provider or other supporting obligation provider; or

                      (ii) for which the Company is entitled to take financial
                           credit under applicable insurance law to reduce Reserves;

                      but shall not include the reinsurance provided by this Facility or any aggregate excess of loss reinsurance in excess of the reinsurance provided by this Facility; and

                      "Reserves" shall mean case-basis loss and loss adjustment expense reserves required by applicable insurance law.

PAYMENTS/RESERVES:    When the Attachment Point is reached, the Reinsurer shall
                      assume 100% of Net Incurred Losses, if any, in excess of the Attachment Point until the Limit of Liability is met, except that, to the extent the Company is entitled to take regulatory credit in Bermuda for Reserves ceded to the Reinsurer, the Reinsurer shall be obligated to make payments to the Company only to reimburse the Company for loss and loss adjustment expense payments or to advance the Company funds for such payments.

RECOVERIES:           To the extent of payments made under this Facility, the
                      Reinsurer shall have the right to all Recoveries with respect to the insured transactions covered by this Facility, subject to the rights of the Company's reinsurers, if any, providing Reinsurance.

PREMIUM: The Company shall pay the Reinsurer an annual premium equal to 100 basis points per annum of the Limit of Liability.

REMITTANCES:          The Premium will be paid to the Reinsurer semi-annually
                      in advance with the initial payment (covering the period from the Effective Date through December 31,
                      1997) due on the Effective Date and subsequent balances due within 30 days of each December 31 and June 30 during the term of this Facility. Payments by the Reinsurer involving loss and loss adjustment expense amounts in excess of $1,000,000 shall be due the later of three business days following notice thereof or one business day prior to the date of claim or loss payment.

REPORTS: The Company will provide quarterly bordereaux within 30 days of the close of each quarter, plus such other reports as are reasonably requested from time to time by the Reinsurer, provided that such other reports are produced by the Company in the ordinary course or may be produced by the Company at a minimal cost to it or by its minimal efforts.

CURRENCY:             United States dollars.

GOVERNING LAW:        New York, without regard to the conflicts of law
                      provisions thereof.

COVENANTS BY
 THE COMPANY:         The Company shall maintain in effect its underwriting
                      criteria for the Policies with such changes as are approved by the Underwriting Committee or Board of Directors of the Company or of CGA Group, Ltd.

                      The Company will not (i) enter into any borrowing (other than a borrowing to fund a loss or loss adjustment expense payment) whose repayment would be senior to the Reinsurer's right to Recoveries (ii) consent to a lien (other that a lien to secure a permitted borrowing) that would be senior to the Reinsurer's right to Recoveries or (iii) enter into any reinsurance agreements providing aggregate excess of loss reinsurance in excess of the reinsurance provided by this Facility.

                      No greater than 15% of the outstanding par exposure of the Policies shall cover non-US risks.

                      The Company shall not, in any fiscal year, pay dividends on its common shares in an aggregate amount greater than 50% of its net income, determined in accordance with US GAAP, for such fiscal year.

                      The Company, as assignee of the Commitments (as such term is defined in the Investment Units Subscription Agreement dated as of June 4, 1997 by and among CGA Group, Ltd. and the other parties named therein), shall not waive or modify the terms of any Commitment without the prior written consent of the Reinsurer.

OTHER CLAUSES:        Honorable undertaking.
                      Access to books and records.
                      Errors and omissions.
                      Service of suit.
                      Insolvency, to the extent required by applicable law.
                      Arbitration.
                      Taxes.


KRE REINSURANCE LTD.


By: _________________________